EXHIBIT 11

                                 BAREFOOT INC.
                    COMPUTATION OF EARNINGS PER COMMON AND
                            COMMON EQUIVALENT SHARE



                                                 THREE MONTHS                  SIX MONTHS
                                                 ENDED JUNE 30,              ENDED JUNE 30,
                                               1996          1995          1996         1995

Net income .............................   $ 7,297,592   $ 7,580,365   $ 4,068,036   $ 4,876,623

SHARES-PRIMARY:
      Weighted average number of shares
      outstanding during the period ....    14,565,212    15,548,737    14,669,795    16,107,419

    Shares issuable upon the exercise of
      stock options less shares
      repurchasable from the proceeds ..        34,798        53,172        34,480        87,147

    Common and common equivalent
      shares outstanding ...............    14,600,010    15,601,909    14,704,275    16,194,566
                                           -----------   -----------   -----------   -----------

EARNINGS PER  SHARE,  PRIMARY ..........   $       .50   $       .49   $       .28   $       .30
                                           -----------   -----------   -----------   -----------



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